Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 26, 2020, with respect to the consolidated financial statements in the Annual Report of Collectors Universe, Inc. on Form 10-K for the year ended June 30, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Collectors Universe, Inc. on Forms S-8 (File No. 333-222961, effective February 9, 2018 and File No. 333-193092, effective December 26, 2013) and on Form S-3 (File No. 333-177270, effective October 12, 2011).

/s/ GRANT THORNTON LLP

Newport Beach, California

August 26, 2020